Exhibit 99.1

Press Contact:	Investor Relations Contact:
Robyn Jenkins-Blum	Laura Graves
Cisco	Cisco
+1 (408) 853-9848	+1 (408) 526-6521
rojenkin@cisco.com	lagraves@cisco.com

CISCO REPORTS THIRD QUARTER EARNINGS

•	Q3 Net Sales: $10.4 billion (increase of 27% year over year)

•	Q3 Net Income: $2.2 billion GAAP; $2.5 billion non-GAAP

•	Q3 Earnings per Share: $0.37 GAAP (increase of 61% year over year); $0.42 non-GAAP (increase of 40% year over year)

•	Q3 Cash Flows from Operations: $3.0 billion (increase of 49% year over year)

SAN JOSE, Calif. – May 12, 2010 – Cisco, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its third quarter results for the period ended May 1, 2010. Cisco reported third quarter net sales of $10.4 billion, net income on a generally accepted accounting principles (GAAP) basis of $2.2 billion or $0.37 per share, and non-GAAP net income of $2.5 billion or $0.42 per share.

“Our financial results were outstanding, achieving record level revenue and earnings per share results. We witnessed a return to strong balanced growth across geographies, products and customer segments that we haven’t seen since before the global economic challenges began. We emerge from this downturn gaining market share, a larger share of the total wallet spend of our customers, dramatically improved customer relations as a trusted technology and business partner, and having next-generation products in almost every product category. It is clear that our game plan for how to handle economic downturns is hitting on all cylinders,” said John Chambers, chairman and CEO of Cisco.

Chambers continued, “Our innovation and operational engines are exceeding our expectations. This applies to products, organization structures, business models, and movements into 30+ new market adjacencies. From almost every measurement perspective – revenues, earnings per share, new products, successful acquisitions, internal startups – our results in Q3 were the proof points that our strategy is working and was probably the strongest quarter in our history.”

GAAP Results

	Q3 2010	Q3 2009	Vs. Q3 2009
Net Sales	$10.4 billion	$8.2 billion	27.0%
Net Income	$2.2 billion	$1.3 billion	62.6%
Earnings per Share	$0.37	$0.23	60.9%

Non-GAAP Results

	Q3 2010	Q3 2009	Vs. Q3 2009
Net Income	$2.5 billion	$1.8 billion	41.2%
Earnings per Share	$0.42	$0.30	40.0%

GAAP net income and GAAP earnings per share for the third quarter and first nine months of fiscal 2010 include a tax benefit as a reduction of the provision for income taxes of $158 million or $0.03 per share. This did not impact our non-GAAP results. A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the table on page 6.

The third quarter of fiscal 2010 had 14 weeks compared with 13 weeks in the third quarter of fiscal 2009.

Net sales for the first nine months of fiscal 2010 were $29.2 billion, compared with $27.6 billion for the first nine months of fiscal 2009. Net income for the first nine months of fiscal 2010, on a GAAP basis, was $5.8 billion or $0.99 per share, compared with $5.1 billion or $0.86 per share for the first nine months of fiscal 2009. Non-GAAP net income for the first nine months of fiscal 2010 was $6.9 billion or $1.18 per share, compared with $6.1 billion or $1.04 per share for the first nine months of fiscal 2009.

Cisco will discuss third quarter results and business outlook on a conference call and webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http://www.cisco.com/go/investors. To view a video of Cisco’s CFO discussing third quarter results, visit http://blogs.cisco.com.

Other Financial Highlights

•

Cash flows from operations were $3.0 billion for the third quarter of fiscal 2010, compared with $2.5 billion for the second quarter of fiscal 2010, and compared with $2.0 billion for the third quarter of fiscal 2009.

•

Cash and cash equivalents and investments were $39.1 billion at the end of the third quarter of fiscal 2010, compared with $35.0 billion at the end of fiscal 2009, and compared with $39.6 billion at the end of the second quarter of fiscal 2010.

•

During the third quarter of fiscal 2010, Cisco repurchased 87 million shares of common stock at an average price of $25.76 per share for an aggregate purchase price of $2.25 billion. As of May 1, 2010, Cisco had repurchased 3.0 billion shares of Cisco common stock at an average price of $20.70 per share for an aggregate purchase price of approximately $62.7 billion since the inception of the stock repurchase program. The remaining authorized repurchase amount as of May 1, 2010 was $9.3 billion with no termination date.

•

Days sales outstanding in accounts receivable (DSO) at the end of the third quarter of fiscal 2010 were 39 days, unchanged from the end of the second quarter of fiscal 2010, and compared with 27 days at the end of the third quarter of fiscal 2009.

•

Inventory turns on a GAAP basis were 11.5 in the third quarter of fiscal 2010, compared with 12.1 in the second quarter of fiscal 2010, and compared with 11.0 in the third quarter of fiscal 2009. Non-GAAP inventory turns were 11.1 in the third quarter of fiscal 2010, compared with 11.7 in the second quarter of fiscal 2010, and compared with 10.7 in the third quarter of fiscal 2009.

“We delivered outstanding results in our third fiscal quarter which builds on the strong momentum we saw coming out of our second quarter. Our net income in the quarter grew to $2.2 billion on a GAAP basis, representing solid growth of 63 percent year over year. This stability in our earnings, coupled with strong margins, is contributing to our continued strategic ability to generate cash in the business,” said Frank Calderoni, chief financial officer for Cisco. “It is clear that our focus on both operational excellence and investing in innovation is continuing to produce strong results.”

Select Global Business Highlights

•

Cisco completed its voluntary offer for TANDBERG, a global leader in video communications, and launched a compulsory acquisition of the rest of the outstanding issued shares of TANDBERG. Through the combined companies, the Cisco TelePresence™ business provides customers with access to a fully integrated architecture, a comprehensive network-based endpoint and infrastructure portfolio, and a suite of unique experiences, customizable applications and flexible deployment models.

•	Cisco and VMware launched an initiative that provides new program benefits for channel partners delivering Cisco Unified Computing System™ and VMware vSphere.

Cisco Innovation

•	Cisco introduced the Cisco CRS-3 Carrier Routing System, designed to serve as the foundation for the next-generation Internet and to transform the broadband and entertainment industries.

•	New Cisco mobile collaboration applications for the Apple iPad and BlackBerry smartphones offer millions of users access to Cisco WebEx™ online meetings.

•

Cisco introduced the second-generation Cisco Unified Computing System with up to four times the compute capacity compared to the first generation, designed to reduce IT infrastructure costs and complexity, provide better support for data center virtualization, and improve business agility.

•

Cisco introduced the Cisco ASR 5000, providing a comprehensive end-to-end Internet Protocol Next-Generation Network (IP NGN) architecture and offering mobile operators a platform specifically designed to accommodate the rapid growth of mobile Internet traffic and mobile multimedia applications.

•

Cisco delivered on its borderless networks vision with the introduction of a new series of fixed-switching product lines – the Cisco Catalyst® 3560/3750-X Series and 2960-S Series – that provide a comprehensive suite of new professional services offerings, flexible entry-level pricing, and an enhanced limited lifetime warranty.

•	Cisco announced its delivery of the borderless mobility experience with the latest new wireless innovation: CleanAir Technology designed to help accelerate the transition to the mobile workplace.

Select Customer Announcements

•	NTT America plans to deploy the Cisco ASR 9000 Series router to scale its Next-Generation Internet Protocol Network infrastructure.

•	The State of Colorado and Cisco joined forces to strengthen social, economic and environmental sustainability through Smart+Connected Communities.

•	Bank of America and Cisco announced an agreement to deploy the largest network of Cisco TelePresence systems, with an initial 200 units being installed across the bank’s global operations by year-end.

•

Incheon Metropolitan City and Cisco announced a collaboration to build the Incheon Free Economic Zone (IFEZ) into a high-tech, globally competitive and environmentally sustainable smart connected city in Korea.

•	Australia’s Deakin University has transitioned to the Cisco Unified Computing System platform for its next-generation data center.

•	Cisco announced that MTN Nigeria, in collaboration with Cisco and Resourcery plc, became the first service provider in Nigeria to offer Cisco TelePresence.

•

BT delivered virtual fitting rooms to Tommy Hilfiger, based on BT’s Unified Communications Video solution coupled with Cisco’s TANDBERG technology, to help design teams in Amsterdam and New York collaborate more effectively with manufacturing teams in Hong Kong.

•	Netherlands-based telecom and ICT service provider KPN selected the Cisco CRS-3 Carrier Routing System as the foundation for its core Internet Protocol Next-Generation Network (IP NGN).

Editor’s Note

•

Q3 FY10 conference call to discuss Cisco’s results along with its business outlook will be held at 1:30 p.m. Pacific Time, Wednesday, May 12, 2010. Conference call number is 888-848-6507 (United States) or 212-519-0847 (international).

•

Conference call replay will be available from 4:30 p.m. Pacific Time, May 12, 2010 to 4:30 p.m. Pacific Time, May 19, 2010 at 866-357-4205 (United States) or 203-369-0122 (international). The replay also will be available via webcast from May 12, 2010 through July 23, 2010 on the Cisco Investor Relations website at http://www.cisco.com/go/investors.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, May 12, 2010. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://www.cisco.com/go/investors.

•	To view a video of Cisco’s CFO discussing Q3 FY10 results, visit Cisco’s blog site, The Platform, at blogs.cisco.com.

About Cisco

Cisco (NASDAQ: CSCO), the worldwide leader in networking that transforms how people connect, communicate and collaborate, this year celebrates 25 years of technology innovation, operational excellence and corporate social responsibility. Information about Cisco can be found at http://www.cisco.com. For ongoing news, please go to http://newsroom.cisco.com.

# # #

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as statements regarding our growth, strategy, results, share gains, and ability to generate cash) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain market adjacencies and geographical locations; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; increased competition in our product and service markets, including the data center; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales and engineering activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors, including relating to transactions to hedge foreign currency consideration for acquisitions; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Form 10-K and Form 10-Q. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Form 10-K and Form 10-Q, as each may be amended from time to time. Cisco’s results of operations for the three and nine months ended May 1, 2010 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP net income per share data, non-GAAP shares used in net income per share calculation, and non-GAAP inventory turns. Effective from the second quarter and for the related year-to-date periods of fiscal 2010, Cisco no longer uses non-GAAP shares in the calculation of non-GAAP net income per share.

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP net income, non-GAAP net income per share data and non-GAAP shares used in net income per share calculation for the periods in which such measures are presented, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the period presented.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, other acquisition-related costs, enhanced early retirement benefits, the income tax effects of the foregoing, significant effects of retroactive tax legislation, and significant transfer pricing adjustments related to share-based compensation. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures; for example, effective in the third quarter of fiscal 2009, Cisco no longer excludes payroll tax on stock option exercises, and effective in fiscal 2010, Cisco no longer excludes in-process research and development upon acquisition as it is no longer expensed as a result of new accounting guidance. From time to time in the future, there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results.

For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Copyright © 2010 Cisco Systems, Inc. All rights reserved. Cisco, the Cisco logo, Cisco Systems, Catalyst, Cisco TelePresence, Cisco Unified Computing System, and Cisco WebEx are registered trademarks or trademarks of Cisco Systems, Inc. and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. This document is Cisco Public Information.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	May 1, 2010	April 25, 2009	May 1, 2010	April 25, 2009
NET SALES:

Product	$8,436	$6,420	$23,612	$22,402
Service	1,932	1,742	5,592	5,180

Total net sales	10,368	8,162	29,204	27,582

COST OF SALES:
Product	3,010	2,327	8,311	8,045
Service	728	606	2,043	1,904

Total cost of sales	3,738	2,933	10,354	9,949

GROSS MARGIN	6,630	5,229	18,850	17,633

OPERATING EXPENSES:
Research and development	1,411	1,243	3,882	3,928
Sales and marketing	2,260	1,956	6,365	6,394
General and administrative	497	302	1,404	1,077
Amortization of purchased intangible assets	117	121	360	369
In-process research and development	—	—	—	3

Total operating expenses	4,285	3,622	12,011	11,771

OPERATING INCOME	2,345	1,607	6,839	5,862

Interest income	158	194	481	675
Interest expense	(182)	(105)	(454)	(232)
Other income (loss), net	82	(9)	131	(145)

Interest and other income, net	58	80	158	298

INCOME BEFORE PROVISION FOR INCOME TAXES	2,403	1,687	6,997	6,160
Provision for income taxes	211	339	1,165	1,107

NET INCOME	$2,192	$1,348	$5,832	$5,053

Net income per share:
Basic	$0.38	$0.23	$1.01	$0.86

Diluted	$0.37	$0.23	$0.99	$0.86

Shares used in per-share calculation:
Basic	5,731	5,805	5,746	5,844

Diluted	5,869	5,818	5,869	5,871

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Nine Months Ended
	May 1, 2010	April 25, 2009	May 1, 2010	April 25, 2009
GAAP net income	$2,192	$1,348	$5,832	$5,053
Share-based compensation expense	434	299	1,126	901
Payroll tax on stock option exercises (1)	—	—	—	1
In-process research and development (2)	—	—	—	3
Amortization of acquisition-related intangible assets	181	164	522	520
Other acquisition-related costs	43	98	128	257

Total adjustments to GAAP income before provision for income taxes	658	561	1,776	1,682

Income tax effect	(216)	(156)	(519)	(512)
Effect of retroactive tax legislation (3)	—	—	—	(106)
Transfer pricing adjustment related to share-based compensation (4)	(158)	—	(158)	—

Total adjustments to GAAP provision for income taxes	(374)	(156)	(677)	(618)

Non-GAAP net income	$2,476	$1,753	$6,931	$6,117

Diluted net income per share:
GAAP	$0.37	$0.23	$0.99	$0.86

Non-GAAP	$0.42	$0.30	$1.18	$1.04

Shares used in diluted net income per share calculation: (5)
GAAP	5,869	5,818	5,869	5,871

Non-GAAP	5,869	5,840	5,869	5,888

(1)	Effective in the third quarter of fiscal 2009, Cisco no longer excludes payroll tax on stock option exercises for purposes of its non-GAAP financial measures.

(2)

Effective in fiscal 2010, Cisco no longer excludes in-process research and development upon acquisition for purposes of its non-GAAP financial measures as it is no longer expensed as a result of new accounting guidance.

(3)

In the first quarter of fiscal 2009, the Tax Extenders and Alternative Minimum Tax Relief Act of 2008 reinstated the U.S. federal R&D tax credit, retroactive to January 1, 2008. GAAP net income for the first nine months of fiscal 2009 included a $106 million tax benefit related to fiscal 2008 R&D expenses. Non-GAAP net income for the first nine months of fiscal 2009 excluded the $106 million tax benefit related to fiscal 2008 R&D expenses.

(4)

In the third quarter of fiscal 2010, the U.S. Court of Appeals for the Ninth Circuit affirmed a 2005 U.S. Tax Court ruling in Xilinx, Inc. v. Commissioner. The decision affirmed the tax treatment of share-based compensation expenses for the purpose of determining intangible development costs under a company’s research and development cost sharing arrangement. While Cisco was not a party to the case, as a result of this ruling, the Company recorded a tax benefit of $158 million as a reduction to the provision for income taxes during the three months ended May 1, 2010.

(5)	Effective from the second quarter and for the related year-to-date periods of fiscal 2010, Cisco no longer uses non-GAAP shares in the calculation of non-GAAP net income per share.

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

Additional reconciliations between GAAP and non-GAAP financial measures are provided in the tables that follow on page 10.

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	May 1, 2010	July 25, 2009
ASSETS
Current assets:
Cash and cash equivalents	$3,961	$5,718
Investments	35,145	29,283
Accounts receivable, net of allowance for doubtful accounts of $216 at May 1, 2010 and July 25, 2009	4,078	3,177
Inventories	1,250	1,074
Deferred tax assets	2,277	2,320
Other current assets	3,047	2,605

Total current assets	49,758	44,177

Property and equipment, net	3,994	4,043
Goodwill	16,668	12,925
Purchased intangible assets, net	3,448	1,702
Other assets	5,424	5,281

TOTAL ASSETS	$79,292	$68,128

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$3,127	$—
Accounts payable	902	675
Income taxes payable	167	166
Accrued compensation	2,709	2,535
Deferred revenue	7,154	6,438
Other current liabilities	4,380	3,841

Total current liabilities	18,439	13,655

Long-term debt	12,119	10,295
Income taxes payable	1,054	2,007
Deferred revenue	3,149	2,955
Other long-term liabilities	679	539

Total liabilities	35,440	29,451

Total equity	43,852	38,677

TOTAL LIABILITIES AND EQUITY	$79,292	$68,128

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended
	May 1, 2010	April 25, 2009
Cash flows from operating activities:
Net income	$5,832	$5,053
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other noncash items	1,415	1,244
Share-based compensation expense	1,126	901
Provision for doubtful accounts	18	36
Deferred income taxes	(256)	(166)
Excess tax benefits from share-based compensation	(177)	(25)
In-process research and development	—	3
Net (gains) losses on investments	(147)	113
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(662)	1,337
Inventories	(86)	199
Lease receivables, net	(263)	(127)
Accounts payable	160	(198)
Income taxes payable	(204)	274
Accrued compensation	138	120
Deferred revenue	740	9
Other assets	(544)	(618)
Other liabilities	(149)	(243)

Net cash provided by operating activities	6,941	7,912

Cash flows from investing activities:
Purchases of investments	(35,263)	(31,865)
Proceeds from sales of investments	12,193	17,291
Proceeds from maturities of investments	17,474	9,088
Acquisition of property and equipment	(699)	(794)
Acquisition of businesses, net of cash and cash equivalents acquired	(4,950)	(338)
Change in investments in privately held companies	(68)	(78)
Other	80	(54)

Net cash used in investing activities	(11,233)	(6,750)

Cash flows from financing activities:
Issuance of common stock	2,780	486
Repurchase of common stock	(5,440)	(2,807)
Issuance of long-term debt	4,944	3,991
Short-term borrowings, net	62	—
Repayment of long-term debt	—	(500)
Settlements of interest rate derivatives related to long-term debt	23	(42)
Excess tax benefits from share-based compensation	177	25
Other	(11)	(147)

Net cash provided by financing activities	2,535	1,006

Net (decrease) increase in cash and cash equivalents	(1,757)	2,168
Cash and cash equivalents, beginning of period	5,718	5,191

Cash and cash equivalents, end of period	$3,961	$7,359

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	May 1, 2010	July 25, 2009
CASH AND CASH EQUIVALENTS AND INVESTMENTS
Cash and cash equivalents	$3,961	$5,718
Fixed income securities	33,908	28,355
Publicly traded equity securities	1,237	928

Total	$39,106	$35,001

INVENTORIES
Raw materials	$204	$165
Work in process	43	33
Finished goods:
Distributor inventory and deferred cost of sales	530	382
Manufactured finished goods	280	310

Total finished goods	810	692
Service-related spares	143	151
Demonstration systems	50	33

Total	$1,250	$1,074

PROPERTY AND EQUIPMENT, NET
Land, buildings, and building & leasehold improvements	$4,527	$4,618
Computer equipment and related software	1,489	1,823
Production, engineering, and other equipment	4,891	5,075
Operating lease assets	256	227
Furniture and fixtures	474	465

	11,637	12,208
Less accumulated depreciation and amortization	(7,643)	(8,165)

Total	$3,994	$4,043

OTHER ASSETS
Deferred tax assets	$1,800	$2,122
Investments in privately held companies	763	709
Lease receivables, net (1)	1,126	966
Financed service contracts, net (2)	692	676
Loan receivables, net (3)	744	537
Other	299	271

Total	$5,424	$5,281

DEFERRED REVENUE
Service	$6,838	$6,496
Product:
Unrecognized revenue on product shipments and other deferred revenue	2,737	2,490
Cash receipts related to unrecognized revenue from two-tier distributors	728	407

Total product deferred revenue	3,465	2,897

Total	$10,303	$9,393

Reported as:
Current	$7,154	$6,438
Noncurrent	3,149	2,955

Total	$10,303	$9,393

Note:

(1)	The current portion of lease receivables, net, which was $754 million and $626 million as of May 1, 2010 and July 25, 2009, respectively, is recorded in other current assets.

(2)	The current portion of financed service contracts, net, which was $965 million and $940 million as of May 1, 2010 and July 25, 2009, respectively, is recorded in other current assets.

(3)	The current portion of loan receivables, net, which was $423 million and $236 million as of May 1, 2010 and July 25, 2009, respectively, is recorded in other current assets.

SUMMARY OF SHARE-BASED COMPENSATION EXPENSE

(In millions)

	Three Months Ended		Nine Months Ended
	May 1, 2010	April 25, 2009	May 1, 2010	April 25, 2009
Cost of sales—product	$16	$12	$43	$33
Cost of sales—service	47	31	121	94

Share-based compensation expense in cost of sales	63	43	164	127

Research and development	129	94	336	283
Sales and marketing	153	103	395	321
General and administrative	89	59	231	170

Share-based compensation expense in operating expenses	371	256	962	774

Total share-based compensation expense	$434	$299	$1,126	$901

The income tax benefit for share-based compensation expense was $118 million and $304 million for the third quarter and first nine months of fiscal 2010, respectively, and $79 million and $238 million for the third quarter and first nine months of fiscal 2009, respectively.

RECONCILIATION OF SHARES USED IN THE GAAP AND NON-GAAP

DILUTED NET INCOME PER SHARE CALCULATION

(In millions)

	Three Months Ended April 25, 2009	Nine Months Ended April 25, 2009
Shares used in diluted net income per share calculation—GAAP	5,818	5,871
Effect of share-based compensation expense	22	17

Shares used in diluted net income per share calculation—non-GAAP	5,840	5,888

Effective from the second quarter and for the related year-to-date periods of fiscal 2010, Cisco no longer uses non-GAAP shares in the calculation of non-GAAP net income per share.

RECONCILIATION OF GAAP TO NON-GAAP COST OF

SALES USED IN INVENTORY TURNS

(In millions)

	Three Months Ended
	May 1, 2010	January 23, 2010	April 25, 2009
GAAP cost of sales	$3,738	$3,483	$2,933
Share-based compensation expense	(63)	(56)	(43)
Amortization of acquisition-related intangible assets	(64)	(54)	(43)

Non-GAAP cost of sales	$3,611	$3,373	$2,847